Exhibit 23.5

March 11, 2025

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219-4541

Gentlemen:

LaRoche Petroleum Consultants, Ltd. does hereby consent to the incorporation by reference in the Annual Report of Dorchester Minerals L.P. on Form 10-K for the year ended December 31, 2024 of our Firm’s reserve reports, dated January 29, 2025, on the estimated reserves as of December 31, 2024, including, without limitation, Exhibits 99.1 and 99.2, and to the reference to our firm as an expert in the Registration Statement on Form S-4 of Dorchester Minerals, L.P.

LAROCHE PETROLEUM CONSULTANTS, LTD.
By LPC, Inc. General Partner

/s/ Joe A. Young

Joe A. Young, Vice President

850 Central Parkway East, Suite 160  ●  Plano, Texas 75074

Phone (214) 363-3337 ●  Fax (214) 363-1608